Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Aquestive Therapeutics, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.001 per share	(1)	457(a)	4,881,772	$3.38	$16,500,389.36	0.0001381	$2,278.71

Total Offering Amounts:						$16,500,389.36		2,278.71
Total Fee Offsets:								0.00
Net Fee Due:								$2,278.71

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares of common stock, par value $0.001 per share (the “Common Stock”), of Aquestive Therapeutics, Inc., a Delaware corporation (the “Registrant”), that become issuable under the Registrant’s 2018 Equity Incentive Plan, as amended (the “2018 Plan”), in the event of a stock dividend, stock split, recapitalization or other similar transaction.

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and 457(c) of the Securities Act. The proposed maximum offering price per share was calculated on the basis of the average of the high and low prices per share of the Common Stock as reported on the Nasdaq Global Market on January 20, 2026.

Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2018 Plan on January 1, 2026 pursuant to an “evergreen” provision contained in the 2018 Plan. Pursuant to such provision, on January 1st of each year prior to the termination of the 2018 Plan, the number of shares authorized for issuance under the 2018 Plan will be increased by (i) 4.0% of the number of shares of Common Stock outstanding on December 31st of the immediately preceding calendar year or (ii) such lesser amount determined by the Board of Directors of the Registrant in its discretion (the “2018 Plan Evergreen Provision”). Pursuant to the 2018 Plan Evergreen Provision, the number of shares of Common Stock available for issuance under the 2018 Plan was increased by 4,881,772 shares effective January 1, 2026, which is 4.0% of the total number of shares of Common Stock outstanding as of December 31, 2025. This Registration Statement registers these 4,881,772 additional shares of Common Stock for issuance under the 2018 Plan.